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CONTACT:
PATRICIA GABRIEL          RICHARD SALEM            GEOFFREY SHULMAN/SHARI LOVELL
RUDER FINN                BERLEX LABORATORIES      DUSA PHARMACEUTICALS, INC.
(212) 593-6369            (973) 276-2371           (416) 363-5059

    NOVEL THERAPY RECEIVES FDA APPROVAL FOR TREATMENT OF COMMON SKIN LESIONS
         FIRST TOPICAL PHOTODYNAMIC THERAPY TO REMOVE ACTINIC KERATOSES

MONTVILLE, NJ AND WILMINGTON, MA (SEPTEMBER 27, 2000) -- Berlex Laboratories, Inc. and DUSA Pharmaceuticals, Inc. (NASDAQ NMS:DUSA) announced today that the U.S. Food and Drug Administration (FDA) has granted approval of the commercial BLU-U(TM) Blue Light Photodynamic Therapy Illuminator, used exclusively in the LEVULAN(R) Photodynamic Therapy (PDT) System for treatment of non-hyperkeratotic actinic keratoses (AKs) of the face or scalp. The LEVULAN PDT System is the first to utilize light activated drugs to treat these common skin lesions. Distribution of the LEVULAN PDT System will begin immediately.

The active ingredient in the LEVULAN PDT System is aminolevulinic acid (ALA). This new photodynamic therapy system for treating AKs is the first to deliver ALA topically; the solution is applied directly to the lesion, followed by exposure to the BLU-U.

Approximately 40 percent of squamous cell carcinomas, the second leading cause of skin cancer deaths in the United States, begin as actinic keratoses. Actinic keratoses are the third most frequent reason for visiting a dermatologist. AKs appear on the skin as rough, scaly, discolored patches and are most often seen on the face and scalp.

"Actinic keratoses can develop into skin cancer and should be treated," says Dr.
J. Richard Taylor, Chief of Dermatology at Miami VA Medical Center. "Photodynamic therapy combining visible blue light with a topical solution is a major innovation in treating this potentially serious condition."

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Three major medical groups -- the American Cancer Society, the Skin Cancer
Foundation, and the American Academy of Dermatology -- recommend that people with AKs seek treatment for them immediately.

The LEVULAN PDT System combines the application of a topical solution (aminolevulinic acid HCl) with the BLU-U(TM) Photodynamic Therapy Illuminator to target and destroy AKs while leaving healthy skin unharmed. A typical candidate for this type of photodynamic therapy is a patient at least 40 years old, fair skinned, with more than seven lesions.

A physician applies the topical solution to the affected area using the LEVULAN KERASTICK (aminolevulinic acid HCl) for Topical Solution, 20%. The special applicator tip on the KERASTICK ensures that the proper dosage is precisely applied to each AK. The patient returns to the physician's office 14 to 18 hours later and, while wearing special protective goggles, exposes the affected area to the BLU-U Photodynamic Therapy Illuminator, a non-laser fluorescent light source. When the solution reacts to this visible blue light, the lesion is destroyed.

In clinical trials, the LEVULAN PDT System achieved complete clearing of all AK lesions with one treatment in more than 70 percent of patients at 12 weeks. A second treatment, if necessary, was done at 8 weeks. With one or two treatments, 88 percent of patients had 75 percent or more of their AK lesions cleared. Following completion of therapy, 84 percent of patients said that they would use LEVULAN KERASTICK again if they had more AKs in the future. Ninety-four percent of patients rated the way their appearance responded to treatment as excellent or good.

"One of the greatest benefits to using the LEVULAN PDT System is that it causes few side effects and minimizes disruption of daily activities," says
Dr. Taylor. "This is particularly important to patients, many of whom have experienced painful redness and scarring from other topical or surgical treatments."

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Transient local symptoms of stinging and/or burning, itching, erythema, and edema may occur during treatment with the LEVULAN PDT System. However, during clinical trials, fewer than 3 percent of patients discontinued light treatment due to stinging and/or burning.

Committed to developing novel therapeutics that address unmet medical needs, Berlex Laboratories, Inc. researches, develops, manufactures, and markets ethical pharmaceuticals in four strategic areas: Dermatology, Female Healthcare, Diagnostic Imaging, and Therapeutics for life-threatening and disabling diseases. The company has entered into collaborative R&D and marketing agreements in all of its strategic business areas and will continue to pursue additional cooperative ventures. Berlex Laboratories obtained exclusive worldwide marketing and distribution rights (excluding Canada) for the LEVULAN PDT System for dermatology indications from DUSA Pharmaceuticals, Inc. Berlex Laboratories, Inc. has business divisions in Montville and Wayne, NJ and in Richmond, CA. For more information about Berlex and its products, you may visit our website at www.berlex.com.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as LEVULAN to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. LEVULAN and KERASTICK are registered trademarks of DUSA Pharmaceuticals, Inc. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

EXCEPT FOR HISTORICAL INFORMATION, THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISK AND UNCERTAINTIES, WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE STATEMENTS MADE. THESE FORWARD-LOOKING STATEMENTS RELATE TO THE TIMING OF DISTRIBUTION AND THE AVAILABILITY OF THE PRODUCTS, THE BELIEF THAT ACTINIC KERATOSES SHOULD BE TREATED, THE BELIEF THAT THE LEVULAN PDT SYSTEM IS A MAJOR INNOVATION, AND EXPECTATIONS RELATING TO SIDE EFFECTS DURING AND FOLLOWING TREATMENT. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE DEGREE OF MARKET PENETRATION, RELIANCE ON THIRD PARTIES TO MANUFACTURE THE LEVULAN KERASTICK AND BLU-U AND OTHER RISKS IDENTIFIED IN DUSA'S SEC FILINGS FROM TIME TO TIME.

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